Exhibit 10.1

October 17, 2008

Mr. Charles Davis

Regional Managing Partner, APAC

33 Beresford Road

Rose Bay, NSW, 2029

Dear Gerry:

Per our recent discussions and in light of our current business needs in Asia Pacific, I would like to extend the arrangement outlined in your letter dated December 5, 2007 entitled “Letter of Assignment—Regional Managing Partner, Asia Pacific based in Hong Kong” a copy of which is attached hereto as Exhibit A, to cover a twenty four month period versus a three to six month period. As such, this arrangement will terminate on December 16, 2009.

Sincerely,

L. Kevin Kelly

Chief Executive Officer

Copy:

Richard Caldera, Executive Vice President & Chief Human Resources Officer

K. Steven Blake, Executive Vice President & Chief Legal Officer

I hereby accept the terms and conditions of employment as outlined above:

Charles (Gerry) Davis	Date

Sears Tower 233 South Wacker Drive Suite 4200 Chicago, IL 60606-6303    Phone: 312/496-1200    Fax: 312/496-1290

Heidrick & Struggles, Inc.        Offices in Principal Cities of the World        www.heidrick.com

APPENDIX A

6 December 2007	3 Burlington Gardens
London W1S 3EP
Mr. Gerry Davis	telephone +44 (0)20 7075 4000
33 Beresford Road	facsimile +44 (0)20 7075 4001
Rose Bay, NSW, 2029	www.heidrick.com

Dear Gerry,

Letter of Assignment — Regional Managing Partner, Asia Pacific based in Hong Kong

I wish to confirm our recent discussions involving your relocation to Hong Kong to further your current role as Regional Managing Partner (RMP) for the Asia Pacific region. You will continue to report to me, or my successor as Chief Executive Officer.

It is expected that you will arrive in Hong Kong in late December 2007, and stay for a period of between 3 and 6 months. As has been the case in the past, you will be required to travel throughout the Asia Pacific region during this period in the conduct of this role.

I am also pleased to confirm the terms and conditions of your assignment, effective 17 December 2007, as follows:

1.	Compensation:

Your compensation in this role will remain as per your current contract. You can choose to have elements of this payment in Hong Kong Dollars and in Australian Dollars, the exchange rate to be determined by the spot rate on the date of payment.

2.	Relocation expenses:

The following expenses will be paid, dependent upon the Company’s receipt of original invoices where appropriate, in relation to your relocation to Hong Kong:

Relocation allowance — The Company will provide a relocation allowance of up to $US2,000 against the presentation of invoices for the transport of personal possessions

Apartment — leased by the Company on your behalf for the duration of your relocation, maximum lease cost per month to be US$6,000 per month;

Heidrick & Struggles International, Inc. Registered in England number FC6289. Incorporated with Limited Liability in the USA.

Employment Agencies Act 1973 Licence number SE(A)2818.

Visa preparation – related costs in obtaining a Hong Kong work visa for yourself

Tax return preparation – related costs in preparing and filing Australian and Hong Kong income tax returns

The Company intends that you should not suffer any additional tax or social charge liability in respect of the Relocation Expenses as detailed in this Section 2. All additional income taxes or social taxes related to these expenses will be reimbursed to you or paid by the Company on your behalf.

3.	Other Employment Terms and Conditions:

All the terms and conditions in your original employment letter dated 25 March 1998 which are not superseded by this letter remain effective and in force except that the salary upon termination of this assignment and your return to Australia shall be as per Point 1 above.

Statement of Responsibility: The Company regards personal income taxes and social charge compliance as the obligation of all assignees. It is the policy of the Company to fully comply with the income tax and social charge requirements of both Hong Kong and Australia. The Company also expects full compliance by you with all applicable local tax and social charge laws and regulations.

I look forward to working closely with you to ensure your every success for the future.

Sincerely,

L. Kevin Kelly

Chief Executive Officer

Agreed and Accepted

/s/ Gerry Davis

Gerry Davis

3 Burlington Gardens, London W1S 3EP   telephone +44 (0) 20 7075 4000   facsimile +44 (0)20 7075 4001